Exhibit 10.15

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into and effective as of the 26th day of May, 2017 (the “Second Amendment Effective Date”) by and between WHETSTONE RIVERWORKS HOLDINGS, LLC, a Delaware limited liability company, as landlord (“Landlord”), as successor-in-interest to Farley White Aetna Mills, LLC and Riverworks Watertown Holdings, LLC, having an address for purposes hereof at One Market Plaza, Spear Tower, Suite 4125, San Francisco, California 94105, and MIMECAST NORTH AMERICA, INC., a Delaware corporation, as tenant (“Tenant”), having an address for purposes hereof at 480 Pleasant  Street, Watertown,  Massachusetts 02472.

WITNESSETH:

WHEREAS, Landlord and Tenant are the present parties to that certain Lease dated November 12, 2012 (the “Original Lease”), as affected by (i) that certain Commencement Date Agreement executed  by Landlord  and Tenant on or about June 6, 2013 (the “Confirmation”), and (ii) that certain First Amendment to Lease dated as of October 19, 2015 (the “First Amendment”, and together with the Original Lease and the Confirmation, the ‘‘Existing Lease”) pursuant to which Landlord leases to Tenant and Tenant leases from  Landlord  a  portion  of  the  First  Floor and Mezzanine Level of the Building located  at  480  Pleasant  Street,  Watertown,  Massachusetts, designated as Suite C-10 (containing approximately 33,669 Rentable Square Feet) and Suite B-100 (containing approximately 10,501 Rentable Square Feet), together containing approximately 44,170 Rentable  Square  Feet (as  more-fully described  in the  Lease, the “Premises”); and

WHEREAS, all initial capitalized terms used and not otherwise defined in this Amendment shall  have the meaning ascribed  to such terms in the Existing Lease; and

WHEREAS, Landlord and Tenant desire to enter into this Amendment in order to amend certain terms and provisions contained in the Lease regarding Landlord’s approval of subleasing by Tenant and Landlord’s cancellation and termination rights in connection therewith.

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual agreements contained in this Amendment, Landlord and Tenant hereby agree and amend the Existing  Lease  as follows:

1.Recital .   The above recitals are incorporated  herein  by this reference.

2.Lease. As of the Second Amendment Effective Date, all references to the “Lease” both in this Amendment and in the Existing Lease shall mean and refer to the Existing Lease, as amended  and  affected by this Amendment.

3.Amendments to Landlord Cancellation and Termination Rights. Reference is hereby made to Section 6.3(e) of the Original Lease. Notwithstanding anything contained therein to the contrary: (a) with respect to any proposed Transfer by Tenant, Landlord shall be entitled to exercise the cancellation and termination rights set forth in said Section 6.3(e) for a period of twentyone (21) days from and after the date upon which Tenant delivers to Landlord all of the information and documentation described in Section 6.3(c) of the Original Lease, together with a bona fide term sheet or letter of intent executed by both Tenant and its proposed transferee setting forth all the material terms of the proposed Transfer (including, without limitation, the rent, lease term, and any proposed tenant improvement allowance, free rent period or other financial concessions); (b) in the event Landlord exercises its cancellation and termination option with respect to any proposed Transfer, the effective date of such cancellation and termination shall be the date upon which Tenant would be required to deliver possession of the Premises or applicable portion thereof to its proposed transferee.

4.Landlord Termination Right. Notwithstanding anything contained in the Existing Lease to the contrary and without limiting any of Landlord’s rights under Section 6.3(e) of the Lease as amended hereby, Landlord shall have the right to terminate the Lease upon thirty (30) days' prior written notice to Tenant (the “Early Termination Notice”) specifying the effective date for such termination (the “Early Termination Date”), provided, however, that (a) the Early Termination Date shall not be earlier than January 30, 2018 (as the same may be extended by Tenant as provided in the following clause (b), the “Inside Early Termination Date”) and (b) Tenant shall have the right, exercisable by notice delivered to Landlord on or before October 31, 2017, to extend the Inside Early Termination Date to February 28, 2018. In the event that Tenant timely delivers such notice and Landlord has previously delivered an Early Termination Notice specifying an effective date of termination which is prior to February 28, 2018, then the effective date of termination hereunder shall be extended to February 28, 2018. In the event Landlord exercises the termination right set forth in this Section 4, then, notwithstanding anything contained in the Existing Lease to the contrary, the Lease shall terminate and expire on the Early Termination Date set forth in the Early Termination Notice as if such date were the Expiration Date for all purposes under the Lease, without penalty or fee to Tenant. Notwithstanding anything contained in this Section 4 to the contrary, in the event Landlord exercises its termination right hereunder, Landlord shall be bound by the terms of any sublease of a portion of the Premises hereafter consented to in writing by Landlord, subject to and in accordance with its terms.

5.Additional Terms for Landlord Consent to Transfers. In addition to the reasons set forth in the Existing Lease, Tenant agrees that it shall be reasonable for Landlord to withhold its consent to any proposed Transfer in circumstances where the proposed transferee (a) would operate a call center, credit processing  center, or similar operation in any material portion of the Premises,   or (b) could reasonably be expected to increase Operating Expenses or wear and tear on the Building.

6.Brokers. Landlord and Tenant each represent to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment, other than Newmark Grubb Knight Frank, representing Landlord, and Cushman & Wakefield of Massachusetts, Inc., representing Tenant. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability arising from its own breach of the foregoing representation and for any commissions or other compensation claimed by its broker as due and owing on account of this Amendment.

7.Termination of Expansion and Extension Rights. Landlord and Tenant hereby agree that the terms and provisions contained in Section 10.21 (Right of First Offer), Section 10.22 (Expansion Space) and Section 10.23 (Option to Extend) of the Lease are hereby deleted from the Lease in their entirety and of no further force or effect.

8.Miscellaneous. Landlord and Tenant hereby acknowledge and agree that, except as specifically amended by the terms of this Amendment, all of the terms, covenants and provisions of the Existing Lease are hereby ratified and confirmed and shall remain in full force and effect. Tenant hereby certifies, represents and warrants to Landlord that, to the best of Tenant’s knowledge and as of the Second Amendment Effective Date, (a) Landlord is not in default under the Existing Lease, and (b) no state of fact or condition exists which, upon either the passage of time and/or the giving of notice, could give rise to a default of Landlord under the Existing Lease. This Amendment may be executed in two (2) or more counterparts, and by the exchange of facsimile or other electronic signatures with the same force and effect as original ink signatures. When each party has signed and delivered at least one (I) such counterpart, each counterpart shall be deemed an original, and, when taken together with the other signed counterparts, shall constitute one Amendment, which shall be binding upon and effective as to Landlord and Tenant as of the Second Amendment Effective Date. Each of Landlord and Tenant hereby represents and warrants to the other that the individual(s) executing this Amendment on their respective behalf are duly authorized to do so, and that such authorization remains in full force and effect and has not been modified or  revoked.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above-written.

LANDLORD:			TENANT:
WHETSTONE RIVERWORKS HOLDINGS, LLC,			MIMECAST NORTH AMERICA, INC.,
a Delaware limited liability company			a Delaware corporation

By:	/s/ Rajin S Patel		By:	/s/ Joe Freitas
	Name:	Rajin S Patel		Name:	Joe Freitas
	Title:	President		Title:	SVP, Human Resources